EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction
Silver Dragon Mining De Mexico, S.A. de C.V.	Mexico
Sanhe Sino-Top Resources and Technologies, Ltd.	China